Exhibit 21.1
MCAFEE, INC.
Direct Subsidiaries at December 31, 2008
Foreign and Domestic
CoreKT Security Systems, Inc.
Entercept Security Technologies Europe Ltd.
Inversiones NAI Guatemala, S.A.
McAfee Consolidated, Inc.
McAfee.com Limited
MyCIO.com, Inc.
NAI International Holdings Corp.
McAfee A.G.
McAfee Software de Mexico, S.A. de C.V.
Network Associates Holding Company, Inc.
McAfee (Hong Kong) Limited
McAfee, S.r.l.
Wireless Security Corporation
McAfee Security LLC
SA Internet Services, Inc.
Preventsys, Inc.
SafeBoot LLC
ScanAlert LLC
McAfee Russia LLC
Reconnex LLC
McAfee UK Limited
Secure Computing LLC